EXHIBIT 10.2
GIBRALTAR INDUSTRIES, INC.
AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
AWARD AGREEMENT

Participant:	[______________]
Grant Date:	[_____ ___], [20__]
Number of Shares Awarded:	[______]
1.Grant of Award. Under the terms of the Amended and Restated Gibraltar Industries, Inc. 2016 Stock Plan for Non-Employee Directors (the “Plan”), the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of Gibraltar Industries, Inc. (the “Company”) is authorized to grant equity-based compensation awards to non-employee Directors of the Company. The Committee has approved the issuance of this Award Agreement, which hereby grants to the Participant the number of Shares set forth above as of the Grant Date set forth above (this “Award”). Capitalized terms in this Award Agreement will have the meaning specified in the Plan, unless a different meaning is specified herein.

2.Vesting. The Participant’s Award shall be 100% vested upon the Grant Date and was granted in consideration of Participant’s past and/or expected future service on the Board of Directors of the Company.

3.Deferral of Award. The Participant may have elected to defer the receipt of his or her Shares under this Award pursuant to the terms of the Gibraltar Industries, Inc. 2016 Non-Employee Director Stock Deferral Plan (the “Deferral Plan”) to be received in one (1), five (5), or ten (10) annual installments. The Participant may obtain a copy of the signed deferral form as required under the Deferral Plan by contacting Luke Alberts at lalberts@gibraltar1.com.

4.Acknowledgement of Plan Terms. The terms, conditions, and restrictions applicable to the Award are as specified in this Award Agreement and the Plan. In the event of a conflict between the Plan and this Award Agreement, the Plan will control. This Award Agreement, together with the Plan, contains all of the terms and conditions of the Award and the rights of the Participant with respect to such Award. By accepting this Award, Participant acknowledges having received and read this Award Agreement and the Plan and agrees to the terms and conditions set forth therein. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

5.Taxes. Participant will be responsible for any taxes due with respect to the Award pursuant to federal, state, or local tax laws.

6.Entire Agreement/Amendment. The terms, conditions and restrictions set forth in the Plan and this Award Agreement constitute the entire understanding between the parties hereto regarding the Award granted hereunder and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This

EXHIBIT 10.2
Award Agreement may be amended by a subsequent signed writing agreed to between the Company and the Participant.

7.Other Documents. Participant acknowledges receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, which includes the Plan prospectus. In addition, Participant acknowledges receipt of the Company’s Insider Trading Policy.

8.Governing Law. This Award Agreement shall be governed by the law of the State of New York without reference to its conflicts of law principles.

(signature page to follow)

EXHIBIT 10.2

IN WITNESS HEREOF, the parties hereto have executed this Award Agreement on and as of the day and year first set forth above.

Gibraltar Industries, Inc.	Participant
By:
Its:	Date:
Date: